Exhibit 99.1

December 23, 2010

The Student Loan Corporation Agrees to Settle Shareholder Class Action Lawsuits

STAMFORD, Conn.—(BUSINESS WIRE)— The Student Loan Corporation (the “Company”) (NYSE:STU) today announced that it and the other named defendants have entered into a memorandum of understanding with plaintiffs’ counsel in connection with putative class action lawsuits filed in the Chancery Court for the State of Delaware and the Superior Court of the State of Connecticut in connection with (i) the Company’s merger agreement with Discover Financial Services (“Discover”) and the merger contemplated thereby (the “DFS Merger”); (ii) the Company’s agreement with SLM Corporation pursuant to which affiliates of SLM Corporation will acquire from the Company certain securitized federal student loans and related assets; and (iii) the Company’s agreement with Citibank, N.A. (“Citibank”), pursuant to which Citibank will acquire from the Company certain federal and private student loans and other assets.

Under the terms of the memorandum, The Student Loan Corporation, the other named defendants, and the plaintiffs have agreed to settle the lawsuits, subject to court approval. The Company and the other defendants deny all of the allegations of wrongdoing in the lawsuits and believe their actions and the relevant disclosures with respect to such actions are appropriate under the law. Nevertheless, the Company and the other defendants have agreed to settle the putative class action lawsuits in order to avoid the burden and expense of continued litigation.

Pursuant to the terms of the memorandum, subject to the effectiveness of the DFS Merger and certain other customary conditions, including court approval of a final settlement agreement, in consideration for the full settlement and release of all defendants, the amount of $2.50 cash per share will be distributed by Citibank to those persons who are the Company’s stockholders of record immediately prior to the effective time of the DFS Merger (excluding Citibank, Discover and their affiliates). At this point, the settlement agreement is not final and is subject to a number of future events including approval of the settlement by the Court. There can be no assurance as to the timing of the payments described above.

About The Student Loan Corporation

The Student Loan Corporation (NYSE:STU - News) is one of the nation’s leading originators and holders of student loans providing a full range of education financing products and services to meet the needs of students, parents, schools and lenders. The company was previously a division of Citibank and became a NYSE-listed corporation in 1992. Citibank, N.A. is the majority shareholder. Citibank was one of the first banks to finance higher education, beginning in 1958.

For information or inquiries regarding student loans, please call 1-800-STUDENT. Customers with Telecommunication Devices for the Deaf (TDD) may call 1-800-846-1298. College planning and financing information is also available at www.studentloan.com.

Forward-Looking Statements

Certain statements in this document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in the Company’s filings with the U.S. Securities and Exchange Commission.

Contact:

Media:

Citibank - Mark Rodgers, 212-559-1719

Public Affairs or Investors:

The Student Loan Corporation - Brad Svalberg, 203-975-6320

Investor Relations